Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS SECOND QUARTER RESULTS

Albuquerque, NM—July 29, 2010

OVERVIEW:

•	Loans decreased $135.6 million.

•	Deposits excluding brokered increased $24.3 million.

•	Brokered deposits including CDARS reciprocal decreased $65.8 million.

•	Net interest margin increased to 2.67% for the quarter.

•	Total non-performing loans decreased $17.4 million.

•	Liquidity increased $41 million since March 31, 2010 and $332 million since December 31, 2009.

•	First Community Bank “significantly undercapitalized.”

First State Bancorporation (“First State”) today announced a second quarter 2010 net loss of $51.8 million or $(2.49) per diluted share, compared to a net loss of $6.2 million or $(0.30) per diluted share for the same period in 2009. First State’s net loss for the six months ended June 30, 2010 was $77.5 million, or $(3.72) per diluted share, compared to a net loss of $30.6 million, or $(1.49) per diluted share for the same period in 2009. The net loss for the three and six months ended June 30, 2010 resulted primarily from the provisioning for loan losses due to charge-offs and continued migration of loans to non-performing status and write-downs of other real estate owned. The net loss for the three and six months ended June 30, 2009 was also due to the increased provision for loan losses due primarily to increased levels of non-performing assets, partially offset by the gain on sale of our Colorado branches of $23.3 million in June 2009.

“Although our level of non performing assets and other real estate owned both declined during the second quarter, we continue to be faced with significant challenges related to our asset quality as indicated by our charge offs and the provision for loan losses for the quarter,” stated H. Patrick Dee, President and Chief Executive Officer. “We were unsuccessful in negotiating redemption of our trust preferred securities, but we continue with our efforts to raise capital, either for First State or the Bank. If accomplished, that capital infusion would restore the Bank to a well capitalized status,” continued Dee.

INCOME STATEMENT HIGHLIGHTS:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited - $ in thousands, except share and per-share amounts	2010	2009	2010	2009
Interest income	$26,777	$39,998	$53,793	$81,228
Interest expense	8,897	15,080	18,530	29,958

Net interest income	17,880	24,918	35,263	51,270
Provision for loan losses	(43,000)	(31,100)	(69,200)	(64,400)

Net interest income (expenses) after provision for loan losses	(25,120)	(6,182)	(33,937)	(13,130)
Non-interest income	5,292	30,068	12,075	39,702
Non-interest expense	31,221	30,112	54,850	57,171

Loss before income taxes	(51,049)	(6,226)	(76,712)	(30,599)
Income tax expense (benefit)	751	—	751	—

Net loss	$(51,800)	$(6,226)	$(77,463)	$(30,599)

Basic loss per share	$(2.49)	$(0.30)	$(3.72)	$(1.49)
Diluted loss per share	$(2.49)	$(0.30)	$(3.72)	$(1.49)
Weighted average basic shares outstanding	20,824,020	20,608,912	20,796,090	20,539,050
Weighted average diluted shares outstanding	20,824,020	20,608,912	20,796,090	20,539,050

Net loss excluding the gain on sale of our Colorado branches for the second quarter of 2009, was a loss of $29.5 million, or $(1.43) per diluted share. The net loss excluding the gain on sale of Colorado branches for the six months ended June 30, 2009, was $53.9 million, or $(2.62) per diluted share.

FINANCIAL RATIOS:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited - $ in thousands except per-share amounts)	2010	2009	2010	2009
Return on average assets	(7.58)%	(0.71)%	(5.62)%	(1.77)%
Efficiency ratio	134.74%	54.76%	115.87%	62.84%
Operating expenses to average assets	4.57%	3.42%	3.98%	3.31%
Net interest margin	2.67%	2.96%	2.61%	3.11%
Average equity to average assets	0.39%	3.80%	0.99%	4.15%
Leverage ratio:
Consolidated	(1.31)%	4.66%	(1.31)%	4.66%
Bank Subsidiary	2.40%	6.29%	2.40%	6.29%
Total risk based capital ratio:
Consolidated	(2.07)%	10.58%	(2.07)%	10.58%
Bank Subsidiary	5.13%	10.77%	5.13%	10.77%

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands Except per share amounts)	June 30, 2010	December 31, 2009	June 30, 2009	$ Change from December 31, 2009	$ Change from June 30, 2009
Total assets	$2,626,755	$2,744,395	$2,992,356	$(117,640)	$(365,601)
Total loans	1,762,361	2,017,690	2,245,905	(255,329)	(483,544)
Interest bearing deposits with other banks and federal funds sold	140,321	105,082	162,793	35,239	(22,472)
Investment securities	675,553	562,124	484,762	113,429	190,791
Deposits	2,133,083	2,034,328	2,197,894	98,755	(64,811)
Non-interest bearing deposits	352,395	350,704	399,626	1,691	(47,231)
Interest bearing deposits	1,780,688	1,683,624	1,798,268	97,064	(17,580)
Borrowings	453,962	595,365	596,732	(141,403)	(142,770)
Shareholders’ equity	(21,853)	47,031	129,201	(68,884)	(151,054)
Book value per share	$(1.05)	$2.27	$6.27	$(3.32)	$(7.32)
Tangible book value per share	$(1.28)	$2.01	$5.98	$(3.29)	$(7.26)

Net interest income was $17.9 million for the second quarter of 2010 compared to $24.9 million for the same quarter of 2009. For the six months ended June 30, 2010 and 2009, net interest income was $35.3 million and $51.3 million, respectively. Our net interest margin was 2.67% and 2.96% for the second quarter of 2010 and 2009, respectively, and 2.56% for the first quarter of 2010. The net interest margin was 2.61% and 3.11% for the six months ended June 30, 2010 and 2009, respectively.

Net Interest Margin

The decrease in the net interest margin for the three and six month periods in 2010 is primarily due to the increase in non-performing assets, repositioning of the investment portfolio, and a conscious effort to carry higher levels of interest bearing cash and investment securities over the last twelve months to increase our overall liquidity.

The significant level of non-performing loans has continued to put pressure on our net interest margin. The margin compression is a direct result of reversals of accrued interest on loans moving to non-accrual status during the period as well as the inability to accrue interest on the respective loans going forward, ultimately resulting in an earning asset with a zero yield. Non-accrual loans totaled $269 million at June 30, 2010, up from $211 million at the end of June 2009. Non-accrual loans at June 30, 2010, declined slightly from March 31, 2010, which totaled $286 million. Non-accrual loans currently make up 10.4% of interest earning assets compared to 7.3% a year ago.

The repositioning of the investment portfolio has also contributed to the margin compression as we have sold a significant portion of the investment portfolio with higher yields over the last fifteen months in order to monetize gains in the investment portfolio. We have replaced the investments sold with GNMA investments which are 0% risk weighted for regulatory capital purposes, but are at lower yields as we continue to focus on shorter average life investments in anticipation of rates increasing over the next 12 to 24 months. In addition, during the third quarter of 2009 we classified two Colorado metropolitan municipal district bonds with a fair value of $17.8 million as non-accrual investment securities due to the status of the developments and related uncertainty of the cash flows.

The higher levels of interest bearing cash and growth in the investment portfolio are the result of improving our liquidity position in the current banking environment through cash received on loan pay downs and amortization and an increase in out of market deposits; however, this increase in liquidity negatively impacts our margin. During the first quarter of 2010 we began to focus our efforts on generating deposits outside of our normal market areas of New Mexico and Arizona through the use of two deposit listing services due to our inability to issue brokered deposits and limited liquidity sources. We have focused on maturities of 12 to 24 months for these out of market certificates of deposit with $236 million generated as of June 30, 2010. This strategy increased our cash liquidity and allowed us to purchase additional investments, but at the same time resulted in further margin compression by increasing our earning asset base with lower yielding assets and contributing to an increase in interest expense. Management continues to believe it is prudent to operate with the higher levels of excess cash and investment securities in the near term. Interest bearing cash and investments currently make up 31.6% of interest earning assets compared to 22.4% a year ago.

The rates paid on customer deposits also impact the margin and are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment. Although we have lowered selected deposit rates since the beginning of 2009 and are restricted to the rates we can pay due to the Bank’s regulatory capital ratios, we continue to remain competitive in the markets we serve.

While our net interest margin decreased to 2.67% in the second quarter of 2010, from 2.96% in the same quarter of 2009, it increased slightly from 2.56% in the first quarter of 2010, due primarily to a slightly higher yield on loans and a small decrease in the cost of deposits. The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, our overall liquidity position, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

Liquidity

Our total liquidity position increased $41 million to approximately $544 million at the end of June 2010, from $503 million at the end of March 2010, and has increased $332 million since the end of December 2009. The increase in total liquidity for the year is attributable to $236 million in out of market certificates of deposit generated through deposit listing services, continued runoff in the loan portfolio including loan payoffs and loan amortization net of charge-offs and migration into other real estate owned of approximately $180 million, receipt of $26 million of federal tax refunds, and an increase in public customers in the FDIC Transaction Account Guarantee (“TAG”) program which results in the release of pledged investment securities. The increases were offset by a decline in traditional deposits of $28 million for the year including a decrease of $53 million in the second quarter, and maturities of $109 million in brokered deposits including CDARS reciprocal during the first six months of the year.

At June 30, 2010, our total liquidity position of approximately $544 million consists of excess cash liquidity and several other liquidity sources. The cash liquidity of $140 million consists of excess investable cash included in interest-bearing deposits with other banks primarily at the Federal Reserve Bank. Our other liquidity sources include approximately $260 million of unpledged investments, two borrowing lines for a total capacity of approximately $136 million, fully collateralized by investment securities and commercial loans, and $8 million of redeemable bank owned life insurance policies.

We continue to focus our attention on the overall liquidity position of First Community Bank (the “Bank”) due to the current economic environment and capital structure of the Bank with particular focus on the level of cash liquidity along with monitoring the other liquidity sources available to us including borrowing lines (fully secured by securities or loan collateral) and other assets that can be monetized including the cash surrender value of bank-owned life insurance. The Bank’s most liquid assets are cash and cash equivalents and marketable investment securities that are not pledged as collateral. The levels of these assets are dependent on operating, financing, lending, and investing activities during any given period. We continue to accumulate and maintain excess cash liquidity from loan reductions and the net increase in non-brokered deposits to compensate for the limited liquidity options currently available.

The Bank currently has $60 million in brokered deposits including CDARS reciprocal which will mature in 2010 of which $57 million mature in the next 90 days. The Bank has maintained significant levels in overnight investments, which combined with normal expected repayments of loans outstanding, should provide adequate cash liquidity required to redeem these brokered deposits at maturity.

Due to the level of excess cash accumulated in the first half of 2010, we elected to repay $140 million in FHLB borrowings during the second quarter of 2010, which decreased our exposure to the FHLB by approximately 28%. In addition, on July 2, 2010, we paid down an additional $40 million in FHLB borrowings which decreased our exposure by another 8%, or 36% for the year.

In addition, the Bank is a participating institution in the TAG program for which the FDIC approved a Final Rule extending the expiration of the program to December 31, 2010. The TAG program provides our deposit customers in non-interest bearing and interest-bearing NOW accounts paying fifty basis points or less (twenty-five basis points or less beginning July 1st) full FDIC insurance for an unlimited amount.

Management currently anticipates that our cash and cash equivalents, expected cash flows from operations, and borrowing capacity will be sufficient to meet our anticipated cash requirements for working capital, loan originations, capital expenditures, and other obligations for at least the next twelve months.

“We are pleased with the overall increase in our liquidity while reducing our level of brokered deposits and repaying a significant portion of our FHLB advances,” stated Christopher C. Spencer, Chief Financial Officer.

Capital

During the second quarter, the Company’s financial condition continued to deteriorate and at June 30, 2010, the Bank’s regulatory capital status fell to “significantly undercapitalized.” The Bank’s capital ratios are as follows: total risk-based capital ratio of 5.13 percent, a tier 1 risk-based capital ratio of 3.80 percent, and a leverage ratio of 2.40 percent. The total risk-based capital ratio and the leverage ratio are below the minimum level for undercapitalized state member banks and the Bank is now deemed to be “significantly undercapitalized.”

As “significantly undercapitalized,” it is anticipated that the Bank will be subject to further prompt corrective action measures by the Federal Reserve or FDIC. The regulatory provisions under which the regulatory authorities act are intended to protect depositors, the deposit insurance fund and the banking system and are not intended to protect shareholders or other investors in other securities in a bank or its holding company. Depending on the level of capital, the Federal Reserve and/or the FDIC can institute other corrective measures to require additional capital and have broad enforcement powers to impose additional restrictions on operations, substantial fines and other penalties for violation of laws and regulations. In particular, the regulatory authorities could restrict the Bank’s activities including further restrictions on the interest rates that can be paid on deposits making it difficult to remain competitive. The Company cannot predict what additional actions the regulatory authorities may take.

In the event that deposit generation is negatively impacted by the recent drop to “significantly undercapitalized” or if the Bank drops to “critically undercapitalized,” management believes that sufficient cash and liquid assets are on hand to maintain operations and meet all obligations as they come due. However, the substantial erosion of the Bank’s capital position and the continued deterioration of the loan portfolio makes it likely that the Bank will drop to “critically undercapitalized” status under regulatory guidelines by the end of the third quarter, without raising additional capital, a strategic merger, selling a significant amount of assets, obtaining government assistance, or some combination thereof.

Although management does not believe that the Company currently has the ability to raise new capital through a public offering, management continues to work with the Company’s investment bankers to evaluate alternative capital strengthening strategies, and are currently working on the possibility of a transaction with one or more private equity groups to inject capital into the Bank.

During the second quarter, the Company initiated a repurchase offer for all of the outstanding trust preferred securities issued by the holding company at a significant discount to par value as part of a plan to raise capital. The repurchase of substantially all of the trust preferred securities was considered to be a key element toward successfully recapitalizing the Company. The repurchase effort was largely unsuccessful and the offers expired in early July and were not extended. The Company will continue with its efforts to raise capital, either for First State or the Bank. Any such transaction at the Bank level is expected to result in a dilution in the Company’s ownership of the Bank to a level that is likely to be below five percent. There can be no assurance that the Company will be successful in raising capital at the holding company or at the Bank.

The FDIC’s definitions for “significantly undercapitalized” and “critically undercapitalized” do not apply to bank holding companies, so the Company remains “undercapitalized” despite the continued deterioration of the ratios. At the current time, the Company’s “undercapitalized” classification has no immediate impact on its day-to-day operations because the holding company has no immediate significant cash flow needs or significant obligations that are due in the next twelve months. In addition, the prompt corrective actions required by the Regulators are directed at the Bank. The Bank is currently subject to the prompt supervisory and regulatory actions pursuant to the FDIC Improvement Act of 1991.

Nasdaq Delisting

On July 26, 2010, we received a notice from the Nasdaq that its Hearings Panel denied our request for continued listing on Nasdaq. Nasdaq suspended trading of the Company’s shares effective at the open of business on Wednesday, July 28, 2010. Following the delisting from Nasdaq, the Company expects that its common stock will continue to be quoted for trade on the OTC Bulletin Board, an electronic quotation service for unlisted public securities. However, there is no assurance that an active market for the Company’s common stock will develop or be maintained. The Company’s common stock will continue to be registered with the SEC.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Six Months Ended June 30, 2009
Balance beginning of period	$129,222	$79,707	$79,707
Provision for loan losses	69,200	162,600	64,400
Net charge-offs	(75,043)	(105,338)	(27,185)
Allowance related to loans sold	—	(7,747)	(7,827)

Balance end of period	$123,379	$129,222	$109,095

Allowance for loan losses to total loans held for investment	7.05%	6.45%	4.89%
Allowance for loan losses to non-performing loans	45.89%	50.15%	51.63%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	June 30, 2010	December 31, 2009	June 30, 2009
Accruing loans – 90 days past due	$—	$—	$—
Non-accrual loans	268,841	257,689	211,303

Total non-performing loans	$268,841	$257,689	$211,303
Other real estate owned	50,769	46,503	29,671
Non-accrual investment securities	17,775	18,775	—

Total non-performing assets	$337,385	$322,967	$240,974

Potential problem loans	$163,840	$173,003	$258,922
Total non-performing assets to total assets	12.84%	11.77%	8.05%

The allowance is based on management’s current evaluation and provides for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and national economic conditions. First State’s provision for loan losses was $69.2 million for the six months ended June 30, 2010, compared to $64.4 million for the same period in 2009. The provision for loan losses was $43.0 million for the second quarter of 2010, compared to $31.1 million for the second quarter of 2009. The allowance for loan losses was 7.05% and 4.89% of total loans held for investment at June 30, 2010 and June 30, 2009, respectively. Non-performing loans decreased by $17.4 million in the second quarter of 2010 which compares to increases of $28.5 million in the first quarter of 2010, and increases of $45.3 million, $47.7 million, $17.3 million, and $29.1 million in the first, second, third and fourth quarters of 2009, respectively. Potential problem loans declined for the fourth quarter in a row decreasing by $5.1 million from March 31, 2010 and $95.1 million from June 30, 2009. Potential problem assets are defined as loans presently accruing interest, and not contractually past due 90 days or more and not restructured, but about which management has doubt as to the future ability of the borrower to comply with present repayment terms, which may result in the reporting of the loans as non-performing assets in the future. Net charge-offs totaled $75.0 million at June 30, 2010, as we continued to charge off all specific reserves that have been determined to be collateral dependent. During the recent economic downturn, the majority of our loan losses are attributable to construction, residential development, and vacant land loans. For the six months ended June 30, 2010, $50.4 million of the $75.0 million in net charge-offs, or 67.1%, were related to construction, residential development, and vacant land loans. For the years ended December 31, 2009 and 2008, construction, residential development, and vacant land loans accounted for 76.8% and 58.1% of net charge-offs, respectively. For the period from January 1, 2008 through June 30, 2010, construction, residential development, and vacant land loan balances have declined by approximately $460 million, including charge-offs of $167.9 million, from $931.0 million at the end of 2007 to $471.1 million at June 30, 2010, a decrease of approximately 49.4%.

Other real estate owned increased approximately $4.3 million compared to December 31, 2009, and $21.1 million compared to June 30, 2009. We continue to be successful in disposing of real estate after gaining control of the properties. During the six months ended June 30, 2010, we took title to properties totaling $41.7 million and disposed of properties with a carrying value of $26.7 million. Other real estate owned at June 30, 2010 includes $47.5 million in foreclosed or repossessed assets, and $3.3 million in facilities and vacant land listed for sale.

Non-accrual investment securities include 30 year municipal utility district bonds related to two residential housing developments in the Denver, Colorado metropolitan area which are not current on debt service. The terms of the agreements allow the districts to defer interest in the case where available funds from development of the district are not sufficient to cover the debt service. Due to the status of the developments and related uncertainty of the timing of the cash flows, we have classified these investments as non-accrual.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Three Months Ended June 30,
	2010	2009	$ Change	% Change
Service charges	$2,740	$3,690	$(950)	(26)%
Credit and debit card transaction fees	929	1,044	(115)	(11)
Gain on investment securities	500	—	500	—
Gain on sale of loans	635	1,260	(625)	(50)
Gain on sale of Colorado branches	—	23,292	(23,292)	(100)
Other	488	782	(294)	(38)

	$5,292	$30,068	$(24,776)	(82)%

The decrease in service charges on deposit accounts is primarily due to the completion of the sale of the Colorado branches on June 26, 2009, which accounted for approximately 19 percent of deposits.

The increase in gain on investment securities is related to the sale of investments at a gain as part of our continued efforts to bolster capital.

The decrease in gain on sale of loans is primarily due to decreased volumes of sales of residential mortgage loans. During the second quarter of 2010, we sold approximately $31 million in loans compared to approximately $107 million during the same period in 2009. The decline in volume is primarily due to the closure of the Colorado mortgage operations in conjunction with the Colorado branch sale, and to a lesser extent to the continued sluggish housing market.

The 2009 gain on sale of Colorado branches is from the completion of our sale transaction on June 26, 2009.

The decrease in other non-interest income is primarily due to a decrease in bank-owned life insurance income of approximately $349,000. In September 2009, we surrendered approximately 80 percent of our bank-owned life insurance policies with a value of approximately $36 million for liquidity and risk-based capital purposes.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Six Months Ended June 30,
	2010	2009	$ Change	% Change
Service charges	$5,506	$7,453	$(1,947)	(26)%
Credit and debit card transaction fees	1,747	1,996	(249)	(13)
Gain on investment securities	2,719	2,754	(35)	(1)
Gain on sale of loans	1,208	2,625	(1,417)	(54)
Gain on sale of Colorado branches	—	23,292	(23,292)	(100)
Other	895	1,582	(687)	(43)

	$12,075	$39,702	$(27,627)	(70)%

The decrease in service charges on deposit accounts is primarily due to the completion of the sale of the Colorado branches on June 26, 2009.

The decrease in gain on sale of loans is primarily due to decreased volumes of sales of residential mortgage loans. During the six months ended June 30, 2010, we sold approximately $61 million in loans compared to approximately $209 million during the same period in 2009. The decline in volume is primarily due to the closure of the Colorado mortgage operations in conjunction with the Colorado branch sale, and to a lesser extent to the continued sluggish housing market.

The 2009 gain on sale of Colorado branches is from the completion of our sale transaction on June 26, 2009.

The decrease in other non-interest income is primarily due to a decrease in bank-owned life insurance income of approximately $691,000.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Three Months Ended June 30,		$ Change	% Change
	2010	2009
Salaries and employee benefits	$7,469	$12,437	$(4,968)	(40)%
Occupancy	2,815	3,623	(808)	(22)
Data processing	1,193	1,435	(242)	(17)
Equipment	1,128	1,496	(368)	(25)
Legal, accounting, and consulting	1,799	1,589	210	13
Marketing	294	678	(384)	(57)
Telephone	344	423	(79)	(19)
Other real estate owned	9,789	815	8,974	1,101
FDIC insurance premiums	3,295	3,782	(487)	(13)
Amortization of intangibles	262	601	(339)	(56)
Other	2,833	3,233	(400)	(12)

	$31,221	$30,112	$1,109	4%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At June 30, 2010, full time equivalent employees totaled 515 compared to 587 at June 30, 2009. The sale of the Colorado branches and the related closure of the Colorado mortgage division accounted for a headcount reduction of 193 full time equivalent employees effective June 26, 2009. The decrease is also due to the lower mortgage commissions as a result of reduced volume in mortgage loans originated for sale and a reduction in separation pay related to the sale of the Colorado branches and the related closure of the mortgage division in 2009.

The decrease in occupancy is primarily due to a decrease in rent expense and other related expenses due to the sale of the Colorado branches and the Colorado mortgage division closure, offset by approximately $250,000 in leasehold impairment expense associated with the closure of our downtown Phoenix branch in the second quarter of 2010.

The decrease in equipment is primarily due to the decrease in depreciation expense on equipment and a decrease in equipment rental and associated costs due to the sale of the Colorado branches and Colorado mortgage division closure in June 2009.

The increase in legal, accounting, and consulting for the quarter relates mostly to consulting fees in connection with our efforts to raise capital, offset by a reduction in legal and accounting fees related to our Colorado branch sale that did not recur in 2010.

The decrease in marketing expenses is primarily due to a decrease in direct advertising, Bank sponsorships and contributions, and fees related to a staffing model put in place to help reduce expenses that did not recur in 2010. These are all a part of our continued effort to reduce non-interest expense.

The increase in other real estate owned is primarily due to an increase in write-downs of properties to reflect their fair values, an increase in taxes and insurance, and other related expenses incurred on the larger portfolio of properties.

The decrease in FDIC insurance premiums relates to the decrease in deposits related to our Colorado branch sale on June 26, 2009, partially offset by higher FDIC assessment rates as well as changes in our deposit mix.

The decrease in amortization of intangibles is due to the sale of the Colorado branches on June 26, 2009.

Income tax expense of $751,000 relates primarily to the completion of our 2009 tax return.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Six Months Ended June 30,
	2010	2009	$ Change	% Change
Salaries and employee benefits	$14,874	$23,959	$(9,085)	(38)%
Occupancy	5,642	7,441	(1,799)	(24)
Data processing	2,413	2,912	(499)	(17)
Equipment	2,338	3,411	(1,073)	(32)
Legal, accounting, and consulting	2,706	2,943	(237)	(8)
Marketing	523	1,337	(814)	(61)
Telephone	683	794	(111)	(14)
Other real estate owned	14,276	1,775	12,501	704
FDIC insurance premiums	5,155	5,268	(113)	(2)
Amortization of intangibles	523	1,203	(680)	(57)
Other	5,717	6,128	(411)	(7)

	$54,850	$57,171	$(2,321)	(4)%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At June 30, 2010, full time equivalent employees totaled 515 compared to 587 at June 30, 2009. The sale of the Colorado branches and the related closure of the Colorado mortgage division accounted for a headcount reduction of 193 full time equivalent employees effective June 26, 2009. The decrease is also due to the lower mortgage commissions as a result of reduced volume in mortgage loans originated for sale, and to a decrease in stock-based compensation expense. There was also a reduction in separation pay related to the sale of the Colorado branches and the related closure of the mortgage division that did not recur in 2010.

The decrease in occupancy is primarily due to a decrease in rent expense and other related expenses due to the sale of the Colorado branches and the Colorado mortgage division closure, offset by leasehold improvement amortization and leasehold impairment expense associated with the closure of our downtown Phoenix branch in the second quarter of 2010.

The decrease in data processing fees is primarily due to the decrease in debit card transactions, and a reduction in software maintenance which is based on a decreased number of users because of the sale of the Colorado branches on June 26, 2009. In addition, software amortization decreased due to the assets being fully amortized.

The decrease in equipment is primarily due to the decrease in depreciation expense on equipment and a decrease in equipment rental and associated costs due to the sale of the Colorado branches and Colorado mortgage division closure in June 2009.

The decrease in legal, accounting, and consulting primarily relates to the reduction in legal and accounting fees related to the sale of the Colorado branches and the related closure of the mortgage division that did not recur in 2010, offset by an increase in consulting fees in the current quarter in connection with our efforts to raise capital.

The decrease in marketing expenses is primarily due to a decrease in direct advertising, Bank sponsorships and contributions, and fees related to a staffing model put in place to help reduce expenses that did not recur in 2010. These are all a part of our continued effort to reduce non-interest expenses.

The increase in other real estate owned is primarily due to an increase in write-downs of properties to reflect their fair values, an increase in taxes and insurance, and other related expenses incurred on the larger portfolio of properties.

The decrease in FDIC insurance premiums relates to the decrease in deposits related to our Colorado branch sale on June 26, 2009, partially offset by higher FDIC assessment rates as well as changes in our deposit mix.

The decrease in amortization of intangibles is due to the sale of the Colorado branches on June 26, 2009.

Income tax expense of $751,000 relates primarily to the completion of our 2009 tax return.

In conjunction with its second quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Thursday, July 29, 2010 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning July 29, 2010 through August 7, 2010 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company trading over the counter under the symbol FSNM. First State provides services, through its subsidiary First Community Bank, to customers from a total of 38 branches located in New Mexico and Arizona.

The following tables provide selected information for average balances and average yields for the three and six month periods ended June 30, 2010 and June 30, 2009:

AVERAGE BALANCES:

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
Loans	$1,836,673	4.69%	$2,656,375	5.24%
Investment securities	705,073	2.96%	499,444	4.14%
Interest-bearing deposits with other banks and federal funds sold	146,815	0.26%	225,515	0.26%
Total interest-earning assets	2,688,561	3.99%	3,381,334	4.74%
Total interest-bearing deposits	1,796,245	1.42%	2,208,533	2.09%
Total interest-bearing liabilities	2,340,533	1.52%	2,866,307	2.11%

Non interest-bearing demand accounts	364,930		505,412
Equity	10,682		134,345
Total assets	2,739,675		3,531,448

AVERAGE BALANCES:

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
Loans	$1,901,435	4.69%	$2,697,172	5.28%
Investment securities	656,135	2.87%	488,686	4.31%
Interest-bearing deposits with other banks and federal funds sold	165,527	0.26%	138,441	0.26%
Total interest-earning assets	2,723,097	3.98%	3,324,299	4.93%
Total interest-bearing deposits	1,775,465	1.50%	2,168,340	2.18%
Total interest-bearing liabilities	2,364,904	1.58%	2,827,102	2.14%

Non interest-bearing demand accounts	364,533		483,332
Equity	27,662		144,473
Total assets	2,781,378		3,479,339

The following tables provide information regarding loans and deposits for the quarters ended June 30, 2010 and 2009, and the year ended December 31, 2009:

LOANS:

(Unaudited - $ in thousands)	June 30, 2010		December 31, 2009		June 30, 2009
Commercial	$233,683	13.3%	$259,353	12.8%	$279,507	12.4%
Real estate – commercial	851,915	48.4%	883,598	43.8%	898,435	40.0%
Real estate – one- to four-family	169,616	9.6%	187,085	9.3%	186,184	8.3%
Real estate – construction	471,079	26.7%	645,280	32.0%	835,561	37.2%
Consumer and other	23,632	1.3%	28,202	1.4%	31,570	1.4%
Mortgage loans available for sale	12,436	0.7%	14,172	0.7%	14,648	0.7%

Total	$1,762,361	100.0%	$2,017,690	100.0%	$2,245,905	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	June 30, 2010		December 31, 2009		June 30, 2009
Non-interest bearing	$352,395	16.6%	$350,704	17.2%	$399,626	18.2%
Interest-bearing demand	347,473	16.3%	353,705	17.4%	297,871	13.6%
Money market savings accounts	360,828	16.9%	381,566	18.8%	452,811	20.6%
Regular savings	90,422	4.2%	88,044	4.3%	91,865	4.2%
Certificates of deposit less than $100,000	230,762	10.8%	232,852	11.5%	245,252	11.2%
Certificates of deposit greater than $100,000	658,551	30.9%	425,739	20.9%	418,543	19.0%
CDARS Reciprocal deposits	15,625	0.7%	56,741	2.8%	113,031	5.1%
Brokered deposits	77,027	3.6%	144,977	7.1%	178,895	8.1%

Total	$2,133,083	100.0%	$2,034,328	100.0%	$2,197,894	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, dispositions, competition, loan and deposit growth or decline, timing of new branch openings, attempts to raise capital at the Bank and/or holding company level, capital expectations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations and regulatory actions, lack of available credit, lack of confidence in the financial markets, inability to reach terms acceptable to potential investors, loss of key personnel or inability to hire suitable personnel, asset quality and loan loss trends, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-K for the period ended December 31, 2009 as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.